LETTER AGREEMENT

Trilogy International Small Cap Fund, Trilogy Global Equity Fund

and Trilogy Emerging Markets Equity Fund

Investment Management Agreement

February 7, 2011

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between Managers Investment Group LLC and Managers AMG Funds, dated as of October 19, 1999

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between Managers Investment Group LLC (f/k/a The Managers Funds LLC) (“Managers”) and Managers AMG Funds (the “Trust”), dated October 19, 1999, as amended from time to time (the “Investment Management Agreement”), the Trust hereby notifies you that it is establishing three new series to be named Trilogy International Small Cap Fund, Trilogy Global Equity Fund and Trilogy Emerging Markets Equity Fund (the “New Funds”), and that the Trust desires to retain Managers to provide management and investment advisory services with respect to the New Funds pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide the services contemplated by the Investment Management Agreement to the New Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers AMG Funds

By:	/s/ Donald S. Rumery
Name: Donald S. Rumery
Title: Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Investment Group LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: 2.7.11

Appendix A

ADDENDUM TO

SCHEDULE A

Trilogy International Small Cap Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 1.00% of the average daily net assets of the Trilogy International Small Cap Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.

Trilogy Global Equity Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.45% of the average daily net assets of the Trilogy Global Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.

Trilogy Emerging Markets Equity Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.70% of the average daily net assets of the Trilogy Emerging Markets Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.